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                         EXECUTIVE SEVERANCE AGREEMENT

          THIS AGREEMENT is between AMERICAN RECREATION CENTERS, INC., a California corporation, and ROBERT A. CRIST, an individual, respectively referred to as "ARC" and "Crist." It shall be effective as of April 1, 1995, irrespective of the actual date on which it is signed by the parties.

RECITALS OF FACT:

          A. Crist has served ARC as an officer and employee for more than ten years, during which his efforts and loyalty to ARC have resulted in significant benefits to the shareholder owners of ARC, the employees of ARC, and its many customers throughout the country. He is currently serving as CEO and President of ARC, and is a Director of the company. He presently serves without any written employment agreement.

          B. The Board of Directors of ARC (acting without the presence of Crist) is concerned that, because of currently pending third party efforts to take over control of ARC, Crist may be placed in a conflict between his loyalty and duties to the shareholders of ARC and his own economic interests. To avoid this pressure on him and to keep his focus on the best interests of the shareholders in case of any change of control or recapitalization of the company, the Board, acting on a recommendation from its Compensation Committee, desires to provide a means by which Crist will be protected from the consequences of unfair termination or reduction in his authority and duties at the company by reason of change of control of ARC.

          C. The Board believes it is in the best interests of ARC's shareholders to have in place a written agreement that will pay Crist a significant, but fair, sum of termination compensation in the event of change of control, as defined in this agreement. It, therefore, voted unanimously, Crist abstaining, on April 6, 1995, to authorize execution of this agreement, on the terms and conditions set forth herein, by its Chairman Robert Feuchter, to be effective as stated above. Said compensation is intended to be provided as an adjunct to the base salary and bonus incentives already in place under the Key Officers' Compensation Plan adopted by the Board at its meetings commencing on May 15, 1994.

BASED ON THE FOREGOING FACTS AND CONCERNS, the parties agree as follows:

          1.  Term of Employment and Term of Severance Agreement.

          A. Term of Employment. The services of Crist to ARC shall continue to be based on an oral "terminable at will" employment relationship, under which either he or ARC may terminate the relationship by not less than ninety (90) days written notice. Neither party need provide any reason for the Notice of Termination, and termination by ARC

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need not be for cause. Crist's base pay and bonus, if any, under the existing
Key Officers' Compensation Plan adopted as noted above shall not be changed in any way by this agreement, and he shall be entitled to receive all such compensation up to and including his last day of employment under any notice given by either party. In case of termination under this paragraph 1, Crist shall be entitled to continuation of all medical and other benefits required to be offered to him under Federal or California law, at his expense for any period required by law.

          B. Term of Severance Agreement. The special Change of Control provisions of this agreement shall apply to his employment during the period of April 1, 1995 through and including March 31, 1997. Unless renewed by mutual agreement, this Executive Severance Agreement shall expire at midnight on March 31, 1997.

          2.   Effect of Change of Control or Job Realignment.

               A.  Definitions.

               (1.) Change of Control. For purposes of this agreement, a Change of Control shall mean the occurrence of one or more of the following events:
(i.) ARC and/or the shareholders of ARC disposing of all or substantially all of the assets or stock of ARC by means of a sale, a reorganization (other than one to create a holding company or parent), a liquidation or otherwise; (ii.) a tender offer or exchange offer being completed for all or any substantial portion of the stock of ARC (representing at least thirty-three (33%) percent of outstanding voting stock); or (iii.) if any person or entity and its affiliates (as such term is used in the Securities Exchange Act of 1934, as amended) is or becomes the owner of thirty-three (33%) percent of the voting stock of ARC. However, ownership or acquisition of thirty-three (33%) percent or more of the voting stock of ARC by the ARC Employee Stock Ownership Plan shall not be deemed a change of control, for purposes of this agreement.

               (2.) Job Realignment. For purposes of this agreement, a Job Realignment shall be deemed to have occurred if one or more of the following events takes place on or after the date of a Change of Control: (i.) the title of Crist is changed to a lesser level of authority and responsibility, such as Vice President, or the re-designation of his title as head of a division or unit, rather than as a title for the whole company; (ii.) the scope of duties and authority are reduced from those Crist presently holds, irrespective of whether there is a change in Crist's job title; (iii.) the physical location of Crist's business duties is changed from the Sacramento Metropolitan Area, requiring that Crist move to or report to a different geographical location in order to perform his assigned duties, or which would require that he commute more than fifty miles one way to reach his primary office; (iv.) the corporate headquarters of ARC is moved from the Sacramento Metropolitan Area, without his concurrence, even if Crist is not required to move.

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          B.  Consequences of a Change of Control or Job Realignment.  If a
Change of Control or Job Realignment event occurs during the term of this agreement, Crist may, at his sole option, elect to resign from employment with ARC at any time prior to April 1, 1997, and to receive the Executive Severance Package described in paragraph 3, below. By making such an election, Crist will be deemed to have resigned as of the date of his notice to ARC or as of any effective date set forth in his notice of election, so long as it is not more than ninety (90) days from the date of making the election. However, should ARC elect to terminate his employment at will, for reasons related or unrelated to a Change of Control or Job Realignment, but after a Change of Control or Job Realignment event occurs, Crist shall be deemed to have resigned and elected severance benefits hereunder, to commence on the same date his termination is effective under the ARC Notice of Termination. This Executive Severance Agreement shall have precedence over any Notice of Termination. In no event can Crist elect to remain in the employment of ARC and also collect the severance package.

          3.   Executive Severance Package.

          A. Amount. The severance package for Crist shall consist of 28 months of salary, based on the Base Pay he would otherwise have been receiving during the 28 month period from the effective date of his resignation (as defined in paragraph 2. B.), plus the benefits package he would have been entitled to at his executive level for that same period of time, as further described below. For example, if his Base Pay was to have been $12,500 per calendar month, for the period ending 12 months after resignation, and $12,833 for the next 12 months, and $13,000 for the next 12 months, his aggregate pay package would be $12,500 times 12, plus $12,833 times 12, plus $13,000 times 4, or a total of $356,000. Said severance package shall not be based on any bonus or other compensation he might otherwise have been entitled to during such period, but only the Base Pay.

          B. Payout. At the election of Crist, made in the Notice of Resignation due to change of control or job realignment, the severance pay shall be paid either (1) in a lump sum due and payable not later than three working days after the effective date of his resignation or ten days after the day on which he delivers such Notice to ARC, whichever shall be the later event, or (2) in 28 equal monthly installments commencing on the same date a lump sum payment would otherwise be due. Neither death nor disability of Crist after an election is made shall relieve the Company from its obligations hereunder. Any lump sum payment shall be discounted based on a present value computation, made at seven (7%) percent per annum, to reflect advance payment of the entire amount. Both the lump sum or the installment payments shall be subject to appropriate withholding and other deductions required by California and Federal laws.

          C. Other Benefits. Commencing on the effective date of resignation, and irrespective of whether he elects a lump sum or an installment payment of the cash

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benefits, Crist shall also be entitled to receive, at the cost of ARC, all medical, dental and other personal and family benefits which he was entitled to receive as of the effective date of resignation by reason of his executive position with ARC, for a full 28 month period. However, such benefits shall not include continuing participation in the ARC ESOP, ESPP or any retirement, profit sharing or option plan that may subsequently be adopted for officers or employees, all of which shall terminate on the effective date of resignation.

          D. Stock Options. To the extent that Crist holds any unvested options to purchase stock in ARC, which did not vest because of the change of control or otherwise before the effective date of resignation, all such options shall, notwithstanding any other contrary provisions in the grants of option, vest upon the date of the Notice of Resignation and be fully exercisable by Crist in such Notice, and the payment for such stock shall, if he requests, be offset from funds otherwise due him under this paragraph 3. Crist may also request that other options held by him be exercised, and like offsets made out of compensation otherwise due him in lieu of his being required to pay cash for the exercise. All stock purchased under any options held by Crist shall be delivered to him at the time any lump sum compensation would otherwise be payable to him.

          E. Interest, Legal Fees and Punitive Damages for Late Payment. Should the payments and benefits due Crist under this agreement not be paid on time, all sums due shall bear interest at seven (7%) percent per annum from the due date, and be payable when the late payments are actually made. In addition, Crist shall be entitled to recover reasonable legal fees and costs incurred in enforcing collection of payments and benefits due hereunder, whether suit is filed to enforce such rights or not. Conversely, in case of any litigation over any aspect of this agreement, ARC shall be entitled to recover interest for overpayments and attorney fees and costs in any aspect of the case where it prevailed in the litigation. Furthermore, in the event that full payment is not initially made to Crist, and in any litigation over remaining payments, if the court finds that non-payment was wilful or intentional, ARC shall pay an additional sum of $100,000 as punitive damages.

          4.   General Provisions.

          A. Applicable Law; Jurisdiction. This agreement shall be governed by California law. Any dispute concerning this agreement shall be brought in the appropriate court in the County of Sacramento, California.

          B. Waivers. No waiver of any right by either party to this agreement shall have any effect on any other right created herein.

          C. Invalidity. The invalidity or unenforceability of any provision of this agreement shall have no effect on the rest of the provisions, and the agreement shall be interpreted and construed in all respects as if such invalid provision were omitted in the

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first instance.

     D. Assignment. This agreement may not be assigned by either party without the consent of the other. In case of the death of Crist while payments are due or being made hereunder, such payments shall thereafter be paid to his estate or to any person or entity whom he designates in his Notice of Resignation. The right to elect the severance provisions of this agreement are, however, personal, and may not be exercised by his executor or administrator.

     E. Amendments. No modification, amendment, or waiver of any of the provisions of this agreement shall be effective unless in writing, signed by both parties hereto.

     F. Notices. Any notice to be given by either party hereunder shall be in writing and shall be deemed to have been given if delivered or mailed, certified or registered mail, postage prepaid, as follows: To Crist at his residence address shown from time to time on the payroll records of ARC, and to ARC at 11171 Sun Center Drive, Suite 120, Rancho Cordova, California 95670, or such address as may subsequently be requested to be used by a party.

     G. Entire Agreement. This agreement supersedes any prior oral or written agreements concerning the subject matter of this agreement, other than the Key Officers' Compensation Plan previously adopted and amended from time to time by the Board of Directors, and currently in force.

     5. Independent Representation. Crist has been advised that this agreement has been prepared by legal counsel for ARC, his employer, and that he should be independently represented in this transaction by attorneys of his choice, and he has not relied in any way upon advice from counsel for ARC in this transaction or in his decision to execute this agreement.

EXECUTED BY THE PARTIES, as set forth below, as of the Effective Date of April 1, 1995.

AMERICAN RECREATION CENTERS, INC.

BY  /s/ ROBERT FEUCHTER                /s/ ROBERT A. CRIST
  -------------------------------      --------------------------------------
    Robert Feuchter, Chairman          Robert A. Crist
    of the Board of ARC                 "Crist"

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